Exhibit 99.1

For Immediate Release

Contacts:	Daniel Erickson	Monique Johnson
	Executive Vice President	Senior Vice President
	Chief Financial Officer	Director of Marketing and Communications
	(310) 258-9302	(310) 258-9349

Alliance Bancshares California Announces Record

Net Earnings as of December 31, 2004

Culver City, CA. (February 14, 2005) – Alliance Bancshares California (OTC BB: ABNS.OB), the holding company of Alliance Bank, announced record net earnings of $3,938,400 for the year ended December 31, 2004, up 79% from $2,202,500 in 2003. Earnings are calculated before preferred stock dividend payments. Earnings per share were $0.78 (basic) and $0.61 (diluted) for the year ended December 31, 2004, compared to $0.48 (basic) and $0.38 (diluted) for 2003. Financial results for the year ended December 31, 2004 are unaudited.

Total assets rose to $409.8 million at December 31, 2004, up 45% from $283.0 million at December 31, 2003. Total deposits reached $304.8 million as of December 31, 2004, a 36% gain from $224.7 million a year ago, due primarily to increases in non-interested bearing demand deposits, savings and money market accounts. Net loans increased to $294.2 million as of December 31, 2004, a 51% rise from $194.4 million on December 31, 2003.

Net interest income before provision for loan losses increased from $9.8 million for the year ended December 31, 2003, to $14.3 million for the same period in 2004. Total non-interest expense rose from $7.4 million for the year ended December 31, 2003, to $10.6 million for the same period in 2004. Contributing to this increase were additions to staff and related benefit costs. During the third quarter of this year, two new regional offices were opened in Woodland Hills and Burbank. At December 31, 2004, Alliance had 74 full-time employees compared to 57 employees one year earlier.

ABNS 2004 Earnings Release 12-31-04, page 2

The provision for loan losses for the year ended December 31, 2004, was $750,000, a decrease from $1,575,000 for the year ended December 31, 2003 as the level of impaired loans declined from $4.0 million at December 31, 2003 to $1.5 million at December 31, 2004. Although management uses the best information available to determine the adequacy of the allowance, future adjustments may be necessary due to economic, operating, regulatory and other conditions.

Shareholders’ equity almost doubled from $14.6 million at December 31, 2003, to $28.5 million at December 31, 2004. This increase was due to the issuance of $7.7 million of preferred stock, net earnings, and the conversion of $2.5 million of convertible subordinated debentures into 1,250,000 shares of common stock. Both Alliance Bancshares California and Alliance Bank met all regulatory capital requirements and continue to be “well capitalized” as defined by applicable regulations.

Chairman and President Curtis S. Reis commented, “As we enter our 25th year, we continue to be pleased with our performance and record results. Our new and existing relationships continue to grow nicely as more and more businesses enjoy working with our people and our approach to banking. Our loan portfolio appears to be in good condition allowing us to allocate less to our provision for loan losses. With our new regional offices open in Woodland Hills and Burbank, our outreach into the surrounding communities is stronger. We remain optimistic that earnings for 2005 will continue to grow, although surging regulatory costs, due principally to the Sarbanes Oxley Act, will temper results. Helping our four regional offices succeed, building our asset-based lending unit, growing our Small Business Administration (SBA) Department and continuing the strong performance of our Real Estate Industries Division will be our major priorities this year. Streamlining our processes, developing new cash management products and providing solid customer service will also be a focus in 2005.”

ABNS 2004 Earnings Release 12-31-04, page 3

With over $400 million in total assets, Alliance Bank is one of the leading independent business banks headquartered in Southern California, offering a wide range of financial solutions tailored to corporate customers, executives and professionals. Serving small to mid-sized businesses, Alliance Bank’s strategy focuses on delivering progressive products and services including deposit and cash management services as well as commercial, small business, accounts receivable, construction and real estate financing. Founded in 1980, Alliance Bank is the principal subsidiary of Alliance Bancshares California (OTC BB: ABNS.OB), with regional banking offices in Culver City, Irvine, Woodland Hills and Burbank. Alliance can be found on the Web at www.allbank.com.

Forward-Looking Statements

Statements in the news release that are not historical facts or which refer to the Company’s expectations or beliefs constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements regarding the Company’s future performance or financial condition are based on current information and are subject to a number of risks and uncertainties that could cause actual results to differ significantly from those expected at this time. These risks and uncertainties relate to such matters as, but are not limited to: increased competition from other financial institutions; changes in local national economic conditions and changes in Federal Reserve Board monetary policies, which could cause interest rates to increase, and loan demand to decline, and thereby reduce the Bank’s net margins and operating results; increased government regulation which could increase the costs of operations; the Company’s ability to successfully enter new markets or introduce new financial products or services; the costs and the possible adverse impact on operating results of planned growth and expansion; and continued performance of the Company’s loan portfolio.

These, as well as other factors and uncertainties, are discussed in greater detail in the Company’s reports filed with the Securities and Exchange Commission, including its Annual Report and Form 10-KSB for the year ended December 31, 2003, and Form 10-QSB for the quarter ended September 30, 2004. Readers are urged to review those reports and are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this news release. The Company also disclaims any obligation to update forward-looking statements whether as a result of new information, future events or otherwise.

ABNS 2004 Earnings Release 12-31-04, page 4

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

(Unaudited)

	December 31,
	2004	2003
Assets

Cash and due from banks	$10,692,600	$10,674,000
Federal funds sold	8,895,000	25,165,000

Total cash and cash equivalents	19,587,600	35,839,000

Time deposits with other financial institutions	5,018,000	4,008,700
Securities held to maturity, fair market value $72,933,200 at December 31, 2004; $36,547,000 at December 31, 2003	72,782,800	36,314,400
Loans held for sale	7,640,900	6,097,000
Loans, net of the allowance for loan losses of $3,477,900 at December 31, 2004; $3,030,700 at December 31, 2003	294,226,700	194,447,800
Equipment and leasehold improvements, net	3,001,900	1,149,100
Accrued interest receivable and other assets	7,578,000	5,095,200

Total assets	$409,835,900	$282,951,200

Liabilities and Shareholders’ Equity

Deposits:
Non-interest bearing demand	$88,187,000	$64,138,600
Interest bearing:
Demand	5,362,200	4,397,400
Savings and money market	146,255,600	89,463,300
Certificates of deposit	64,988,100	66,714,000

Total deposits	304,792,900	224,713,300

Accrued interest payable and other liabilities	2,298,600	1,921,500
FHLB advances	67,000,000	32,000,000
Subordinated debentures	—	2,500,000
Trust preferred securities	7,217,000	7,217,000

Total liabilities	381,308,500	268,351,800

Commitments and contingencies	—	—
Shareholders’ equity:
Serial preferred stock, no par value:
Authorized – 20,000,000 shares 7% Series A Non-Cumulative Convertible Non-Voting:
Authorized and outstanding – 733,050 shares at December 31, 2004; None at December 31, 2003	7,697,000	—
Common stock, no par value:
Authorized - 20,000,000 shares
Outstanding – 5,867,679 at December 31, 2004; 4,567,679 shares at December 31, 2003	6,090,800	3,525,800
Undivided profits	14,739,600	11,073,600

Total shareholders’ equity	28,527,400	14,599,400

Total liabilities and shareholders’ equity	$409,835,900	$282,951,200

ABNS 2004 Earnings Release 12-31-04, page 5

CONSOLIDATED STATEMENTS OF EARNINGS

(Unaudited)

	For the Year Ended December 31,
	2004	2003
Interest Income:
Interest and fees on loans	$16,771,300	$13,073,100
Interest on time deposits with other financial institutions	86,400	125,800
Interest on securities held to maturity	2,130,700	1,028,800
Interest on federal funds sold	265,300	234,400

Total interest income	19,253,700	14,462,100

Interest Expense:
Interest on deposits	3,638,400	3,277,800
Interest on FHLB advances	754,800	831,300
Interest on subordinated debentures	194,300	204,700
Interest on trust preferred securities	352,300	337,000

Total interest expense	4,939,800	4,650,800

Net interest income before provision for loan losses	14,313,900	9,811,300
Provision for Loan Losses	750,000	1,575,000

Net interest income	13,563,900	8,236,300
Non-Interest Income:
Service charges and fees	1,018,200	866,200
Net gains on sales of loans held for sale	734,900	761,500
Broker fees on loans	1,154,000	1,207,200
Other non-interest income	647,300	154,300

Total non-interest income	3,554,400	2,989,200
Non-Interest Expense:
Salaries and related benefits	5,488,800	3,387,800
Occupancy and equipment expenses	1,555,700	1,050,700
Professional fees	446,500	430,800
Data processing	589,800	466,500
Other operating expense	2,482,800	2,109,300

Total non-interest expense	10,563,600	7,445,100

Earnings Before Income Tax Expense	6,554,700	3,780,400
Income tax expense	2,616,300	1,577,900

Net Earnings	$3,938,400	$2,202,500

Earnings per Common Share:
Basic earnings per share	$0.78	$0.48
Diluted earnings per share	$0.61	$0.38

To receive a copy of our financial reports or to be put on the Company’s mailing list, please contact Monique Johnson, director of marketing and communications, at (310) 258-9349 or by email: mjohnson@allbank.com.

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